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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
LKQ Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2008

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of LKQ Corporation at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois 60603 at 2:00 p.m., Central Time, on May 5, 2008.

        This Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting and provide other information concerning LKQ that you should be aware of when you vote your shares.

        The principal business of the Annual Meeting will be to elect directors and to ratify the appointment of our independent registered public accounting firm. We also plan to review the status of the Company's business at the meeting and answer any questions you may have.

        It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you sign, date and return the enclosed proxy card as soon as possible.

        On behalf of the Board of Directors and management, we would like to express our appreciation for your investment in LKQ Corporation.

Sincerely,

Donald F. Flynn Chairman	Joseph M. Holsten President and CEO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2008

        Notice is hereby given that the Annual Meeting of the Stockholders of LKQ Corporation will be held at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois 60603 on Monday, May 5, 2008 at 2:00 p.m., Central Time. The purpose of our Annual Meeting is to:

  1.
  Elect ten directors for the ensuing year; and

  2.
  Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2008.

        You can vote at the Annual Meeting in person or by proxy if you were a stockholder of record on March 17, 2008. Our Proxy Statement, our Annual Report for the fiscal year ended December 31, 2007, a proxy card and a return envelope are enclosed. You may revoke your proxy at any time prior to its use at the Annual Meeting.

By Order of the Board of Directors
Victor M. Casini Senior Vice President, General Counsel and Secretary April 1, 2008

YOU ARE URGED TO MARK, DATE, AND SIGN THE
ENCLOSED PROXY AND RETURN IT PROMPTLY.
THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

LKQ CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2008

TABLE OF CONTENTS

Introduction	3
Shares Outstanding and Voting Rights	3
Proposal No. 1—Election Of Our Board of Directors	4
Nominees	4
Compensation of Directors	7
Stock Option and Compensation Plan for Non-Employee Directors	8
Director Compensation Table	9
Meetings and Committees of the Board	10
Stockholder Communications with the Board of Directors	11
Report of the Audit Committee	11
Compensation Committee Interlocks and Insider Participation	12
Proposal No. 2—Appointment of Our Independent Registered Public Accounting Firm	12
Audit Fees and Non-Audit Fees	12
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services	13
Other Proposals	13
Compensation Discussion and Analysis	14
Introduction	14
Objectives of Our Compensation Programs	15
What Our Compensation Programs are Designed to Reward	15
Elements of Our Compensation Programs, Why We Chose Each Element, and How We Determine the Amount of Each Element	15
Retirement Plans	18
Potential Payments Upon Termination or Change-in-Control	18
Impact of Regulatory Requirements	19
Chief Executive Officer Compensation	19
Compensation Committee Report	20
Compensation Tables	21
Summary Compensation Table	21
Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2007	22
Outstanding Equity Awards at Fiscal Year-End for Fiscal Year Ended December 31, 2007	23
Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2007	24
Nonqualified Deferred Compensation	24
Other Information	25
Principal Stockholders	25
Certain Transactions	26
Solicitation of Proxies	27
Submitting Your Proposals for the 2009 Annual Meeting	27
Section 16(a) Beneficial Ownership Reporting Compliance	27
General	28

INTRODUCTION

        We have sent you this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares of LKQ Corporation at our upcoming annual meeting of stockholders for 2008, and at any postponement or adjournment of that meeting. The meeting is to be held at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois 60603 at 2:00 p.m., Central Time, on May 5, 2008. To obtain directions to attend our meeting please contact the Secretary of the Company.

        If your proxy is properly executed and returned in a timely manner, it will be voted at the meeting according to the directions you provide. If you do not provide any direction, your proxy will be voted for the election as directors of the nominees named in this Proxy Statement and to ratify the selection of Deloitte & Touche LLP ("Deloitte & Touche") as our independent registered public accounting firm for 2008. Your shares will also be voted on any other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. You have the power to revoke your proxy at any time before it is voted, either in person at the meeting, by written notice to the Secretary of LKQ Corporation, or by delivery of a later-dated proxy. This Proxy Statement and our 2007 Annual Report are available at http://prx.corporate-ir.net/phoenix.zhtml?c=147311&p=IROL-proxy.

        Our principal executive offices are located at 120 North LaSalle Street, Suite 3300, Chicago, Illinois 60602 (telephone 312-621-1950). This Proxy Statement is dated April 1, 2008, and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words "LKQ," "Company," "we," "our," "ours," and "us" refer to LKQ Corporation and its subsidiaries.

        On November 5, 2007, our Board of Directors declared a two-for-one split of the shares of our common stock in the form of a stock dividend to the stockholders of record on November 16, 2007. We paid the stock dividend on December 3, 2007. All information regarding the shares of our common stock in this Proxy Statement reflects the two-for-one split.

        In accordance with rules promulgated by the Securities and Exchange Commission, the information below included under the captions "Report of the Audit Committee" and "Compensation Committee Report" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act").

SHARES OUTSTANDING AND VOTING RIGHTS

        Only stockholders of record at the close of business on March 17, 2008 are entitled to vote at the annual meeting of stockholders. The only outstanding voting stock of the Company is our common stock, of which 135,378,169 shares were outstanding as of the close of business on March 17, 2008. Each share of common stock is entitled to one vote.

        The ten nominees who receive the highest number of affirmative votes will be elected as our directors. For this purpose, only the affirmative votes from the holders of the shares of common stock who are present in person or represented by proxy and entitled to vote at the meeting will be counted. In general, stockholder approval of any other matter requires the affirmative vote of the holders of a majority of the shares of common stock who are present in person or represented by proxy and entitled to vote at the meeting. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of common stock represented at the meeting constitute a quorum. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention from voting on a matter has the same legal effect as a vote against that matter. Broker non-votes and directions to withhold authority are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect other than to reduce the number of affirmative votes needed to approve a proposal.

PROPOSAL NO. 1
ELECTION OF OUR BOARD OF DIRECTORS

Nominees

        In connection with our acquisition of Keystone Automotive Industries, Inc. in October 2007, we agreed to expand our Board of Directors from seven to nine members and to add two former Keystone directors to our Board. On October 12, 2007, we increased the size of our Board and added Ronald G. Foster and Richard L. Keister as directors to serve until the next annual meeting of our stockholders. In addition, on March 14, 2008, we increased the size of our Board of Directors from nine to ten and left a vacancy to be filled by the vote of our stockholders at our annual meeting for 2008. Accordingly, ten directors are to be elected at the meeting. We have designated the persons named below as nominees for election as directors. If elected, they will serve for a term expiring at our annual meeting of stockholders in 2009. All of the nominees are serving as directors as of the date of this Proxy Statement, except for Kevin F. Flynn, who has been nominated to fill the vacancy created by the increase in the size of our Board. The nominees for election as directors are independent within the meaning of the rules of NASDAQ, except for Mr. Holsten, who is our President and Chief Executive Officer, Kevin Flynn, who owns an entity that received payments from us as described under "Certain Transactions," and Richard Keister, who received severance payments upon his termination of employment with Keystone following our acquisition of Keystone as described under "Certain Transactions."

        Unless you otherwise instruct us, your properly executed proxy, that is returned in a timely manner, will be voted for election of these ten nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may reduce the number of directors to be elected.

        The names of the nominees, and certain information about them, are set forth below.

Name	Age	Director Since	Position(s)
A. Clinton Allen(1)(2)(4)	64	May 2003	Director
Robert M. Devlin(2)(3)	67	August 2003	Director
Donald F. Flynn(4)	68	February 1998	Chairman of the Board
Kevin F. Flynn	40	—	Nominee for Director
Ronald G. Foster	66	October 2007	Director
Joseph M. Holsten(4)	55	November 1998	President, Chief Executive Officer and Director
Richard L. Keister	62	October 2007	Director
Paul M. Meister(1)(3)	55	February 1999	Director
John F. O'Brien(1)(2)	64	July 2003	Director
William M. Webster, IV(3)	50	June 2003	Director

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Governance/Nominating Committee

(4)
Member of the Executive Committee

        Biographical information concerning our ten nominees is presented below.

A. Clinton Allen. Mr. Allen currently is Chairman and Chief Executive Officer of A.C. Allen & Company, an investment banking consulting firm. Mr. Allen was Vice Chairman of Psychemedics Corporation, a provider of drug testing services, from October 1989 until March 2002 and Chairman of Psychemedics Corporation from March 2002 until November 2003. Mr. Allen was Vice Chairman and a director of The DeWolfe Companies, Inc., a real estate company, from 1991 until it was acquired by Cendant Corporation in September 2002. Additionally, he was a director and member of the executive committee of Swiss Army Brands Inc., a worldwide company selling knives, watches and related accessories, from 1995 until it was acquired by Victorinox Corporation in August 2002. Mr. Allen is the Lead Director of Steinway Musical Instruments, Inc., a manufacturer of musical instruments; a director and non-executive Chairman of Collector's Universe, Inc., a provider of services and products to dealers and collectors of high-end collectibles; a director of Brooks Automation, a provider of automation technology to the semiconductor industry; and a director of Avantair, Inc., a provider of fractional aircraft ownership.

Robert M. Devlin. Mr. Devlin has been the chairman of Curragh Capital Partners, a private equity firm, since October 2001. Prior to October 2001, he was employed by American General Corporation and its affiliates since 1977, serving most recently as Chairman (since 1997), and President and Chief Executive Officer (since 1996). He was Vice Chairman of American General from September 1993 to October 1995 and served as director from October 1993 to September 2001. From September 1986 to September 1993, Mr. Devlin was President and Chief Executive Officer of American General Life. Mr. Devlin is a member of the board of directors of Cooper Industries, a manufacturer of electrical products, tools and hardware, and Discover Financial Services, a credit card issuer and electronic payment services company. Mr. Devlin also serves as a member of the board of directors and on the executive committee of the International Insurance Society, Inc.

Donald F. Flynn. Mr. Flynn is and has been the sole stockholder of Flynn Enterprises, Inc., a venture capital, hedging and consulting firm, since its inception in March 1992. Mr. Flynn also was the Vice Chairman of Blue Chip Casino, Inc., an owner and operator of a riverboat gaming vessel in Michigan City, Indiana, from February 1997 until November 1999, when Blue Chip was sold to Boyd Gaming Corporation. Mr. Flynn was Chairman of the Board of Discovery Zone, Inc., an owner and franchiser of indoor children's playgrounds, from July 1992 until May 1995, and remained a member of the Board until February 1996. He was also Chief Executive Officer of Discovery Zone from July 1992 to April 1995. From 1972 through 1990, Mr. Flynn held various positions at Waste Management, Inc., a solid waste services company, including Senior Vice President and Chief Financial Officer. Mr. Flynn was one of three investors who acquired control of Blockbuster Entertainment Corporation, the world's largest video rental company, in 1987 and was a director thereof from February 1987 until September 1994 when Blockbuster was sold to Viacom Inc. Mr. Flynn is a director and major shareholder of Emerald Casino, Inc., a former owner of a license to operate a riverboat casino in the State of Illinois. In December 2005, the Illinois Gaming Board revoked Emerald's license, and various lawsuits challenging the revocation have been unsuccessful. There is a pending lawsuit brought by several Emerald investors against Mr. Flynn and others alleging, among other things, fraud and breach of fiduciary duties in connection with the Emerald matter.

Kevin F. Flynn. Mr. Flynn is and has been the Chairman and Chief Executive Officer of Emerald Ventures, Inc., a private investment holding and financial advisory company, since 1996. He also is the Chairman and Chief Executive Officer of Renovo Services, LLC, a national company that repossesses vehicles on behalf of banks and lending institutions. Since June 1995, he has been the President of Flynn Enterprises, Inc. From June 1999 to August 2002, Mr. Flynn was the Chief Executive Officer of Emerald Casino, Inc. In January 2001, the Illinois Gaming Board commenced a process to revoke Emerald's license to operate a riverboat casino in the State of Illinois. The Illinois Gaming Board based its decision, among other things, on allegations that Kevin Flynn and Donald Flynn made certain misrepresentations to the Illinois Gaming Board in connection with investigations conducted by it and that two proposed minority investors in Emerald had ties to organized crime. Emerald and the Flynns denied the allegations, and Emerald appealed and challenged the decision to revoke the license in various forums. In July 2002, certain creditors filed an involuntary Chapter 7 bankruptcy petition against Emerald, which was converted by Emerald to a voluntary Chapter 11 case. The appeals and the challenges to the license revocation were unsuccessful. In March 2008, the bankruptcy case was converted back to a Chapter 7 proceeding, and a court-appointed trustee will administer the liquidation of Emerald's remaining assets. Mr. Flynn is one of the defendants in the lawsuit by Emerald investors described in Donald Flynn's biography above. Mr. Flynn was the Chairman and Chief Executive Officer of Blue Chip Casino, Inc., from February 1997 until November 1999 when it was sold to Boyd Gaming Corporation. Between July 1992 and June 1995, he was initially Vice President of Discovery Zone, Inc.'s Midwest region until he was promoted to Senior Vice President of Development. Mr. Flynn held this position until June 1995 when Discovery Zone was sold to Viacom Inc. From January 1991 to September 1992, he was President and Chief Executive Officer of Flynn Brothers Entertainment, Inc., which owned and operated 11 Blockbuster video stores on the west coast of the United States. Mr. Flynn previously was a member of our board of directors from February 1999 to May 2003. Kevin F. Flynn is the son of Donald F. Flynn.

Ronald G. Foster. Mr. Foster was the Chairman of the Board of Keystone from August 2000 until October 2007 when we acquired Keystone. In October 2007, Mr. Foster was elected to our Board of Directors pursuant to a covenant in the Keystone acquisition agreement wherein we committed to add two Keystone directors to our Board of Directors. Mr. Foster has been a consultant since he left the automotive division of Tenneco, Inc. in October 1993, where he specialized in acquisitions, joint ventures, turnaround situations and quality systems such as QS9000. For the prior 25 years, he had held various positions within the automotive division, most recently as the Senior Vice President of Tenneco Automotive and General Manager of Monroe Auto Equipment Company, the world's largest manufacturer of ride control systems.

Joseph M. Holsten. Mr. Holsten joined us in November 1998 as our President and Chief Executive Officer. Prior to joining us, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc where his responsibility was to streamline operating activities. Prior to working for Waste Management, Mr. Holsten was a staff auditor at a public accounting firm.

Richard L. Keister. Mr. Keister joined Keystone in June 2004 and served as the President and Chief Executive Officer of Keystone from August 2004 until October 2007 when we acquired Keystone. In October 2007, Mr. Keister was elected to our Board of Directors pursuant to a covenant in the Keystone acquisition agreement wherein we committed to add two Keystone directors to our Board of Directors. Prior to his employment with Keystone, he was the President of the Aftermarket Division of Delco Remy International from October 2001 until June 2004. Prior to that, he had been President of the Delco Remy International Electrical Aftermarket business unit since 1997. Prior to 1997, he was President of World Wide Automotive, the predecessor company of which was co-founded by Mr. Keister in 1976 and acquired by Delco Remy International in 1997.

Paul M. Meister. Mr. Meister is the Chief Executive Officer of Liberty Lane Partners, a private investment company. Until April 2007, he was Chairman of the Board of Thermo Fisher Scientific Inc., a company formed by the merger of Fisher Scientific International Inc. and Thermo Electron Corporation in November 2006. Mr. Meister was Vice Chairman of Fisher Scientific International Inc. from 2001 to 2006, and served as its chief financial officer from 1991 to 2001. Fisher Scientific International provided products and services to research, healthcare, industrial, educational and government markets. Mr. Meister is a director of M & F Worldwide Corp., a publicly owned affiliate of MacAndrews & Forbes Holdings Inc. In addition, he is Co-Chair of the University of Michigan's Life Sciences Institute External Advisory Board.

John F. O'Brien. Mr. O'Brien retired in 2002 as the Chief Executive Officer of Allmerica Financial Corporation, a public insurance company. In addition to serving on our Board of Directors, he is Chairman of the Board of Cabot Corporation, a global specialty chemicals corporation, a director of The TJX Companies, Inc., a discount retailer of apparel and home fashions, and a director of a family of mutual funds managed by Blackrock, an investment management advisory firm. From August 1989 to November 2002, Mr. O'Brien was President and Chief Executive Officer of Allmerica Financial Corporation. From 1968 to 1989, Mr. O'Brien held several positions at Fidelity Investments, including Group Managing Director of FMR Corporation (from 1986 to 1989), Chairman of Institutional Services Company (from 1986 to 1989) and Chairman of Brokerage Services, Inc. (from 1984 to 1989).

William M. Webster, IV. Mr. Webster is the co-founder and Vice Chairman of the Board of Directors of Advance America, Cash Advance Centers, Inc., the largest payday advance lender in the United States. Prior to founding Advance America in 1997, Mr. Webster was part of the Bush-Clinton transition team and subsequently served the Clinton Administration in various capacities, including Chief of Staff to the Secretary of Education, Richard W. Riley, and as Assistant to the President and Director of Scheduling and Advance in the White House. Mr. Webster is the Past President and a Founding Board Member of the Community Financial Services Association (CFSA), the national trade association for payday advance lenders.

We recommend that you vote "FOR" the election
of each of the nominees for director.

Compensation of Directors

        Each of our non-employee directors receives compensation of $27,500 each calendar quarter for serving on the board, and an additional $1,500 each calendar quarter for each committee (not including the Executive Committee) on which such director serves. Each director has the option, by making an election by December 31 of each year, to receive the director compensation in shares of common stock instead of cash. One of our eight eligible non-employee directors, Mr. Meister, elected to receive his compensation for both 2007 and 2008 in shares of our common stock. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with serving on our Board.

        In October 2004, the Compensation Committee of the Board of Directors hired a compensation consultant to assess the compensation of our non-employee directors. In its analysis, the consultant used compensation information of ten other companies that the consultant deemed comparable to us based primarily on industry, revenue and market capitalization characteristics. These companies are identified under "Compensation Discussion and Analysis—Introduction" on page 14. The consultant examined the relative level of compensation of the directors of the subject companies and the relative mix of the different compensation components. Based upon the consultant's report, the Board of Directors concluded that the compensation of our board members was reasonable and was commensurate with the compensation of directors of comparable companies.

        On December 15, 2005, our Board of Directors increased the size of the Executive Committee from two to three members, elected Mr. Allen to the Executive Committee, and provided that each member of the Executive Committee would receive compensation of $6,250 in cash each calendar quarter for serving on the Executive Committee. Mr. Holsten, who is our President and Chief Executive Officer, is on the Executive Committee and receives $6,250 each calendar quarter for his service on the committee in addition to his compensation as an executive officer.

Stock Option and Compensation Plan for Non-Employee Directors

        Our Board of Directors adopted the Stock Option and Compensation Plan for Non-Employee Directors in June 2003, and the Stock Option and Compensation Plan for Non-Employee Directors was approved by our stockholders in September 2003. We have reserved a total of 2,000,000 shares of our common stock for issuance under the Stock Option and Compensation Plan for Non-Employee Directors.

        Only non-employee directors are eligible for grants under our Stock Option and Compensation Plan for Non-Employee Directors. The plan provided for an initial grant to each non-employee director of an option to purchase 120,000 shares of common stock upon the consummation of our initial public offering, with an exercise price equal to the initial public offering price. The plan also provided for an initial grant to a new non-employee director upon his or her election to our Board of Directors of an option to purchase 120,000 shares of common stock. Subsequent to the initial grant and through March 31, 2007, each non-employee director received an option to purchase 40,000 shares of common stock on each anniversary of the granting of the initial stock option to that non-employee director.

        The option grants under the Stock Option and Compensation Plan for Non-Employee Directors were automatic, and the exercise price of the options is 100% of the fair market value of our common stock on the grant date. The initial term of the options granted under the Stock Option and Compensation Plan for Non-Employee Directors is ten years. If the optionee ceases to be a director of the Company for any reason, the options will expire upon the earlier of five years after termination of the optionee's status as a director or the expiration of the initial term. Each option is exercisable with respect to all of the shares subject to the option six months after the date of its grant. If we engage in a merger, consolidation or reorganization with another company, each option to purchase a share of common stock will become exercisable for the number and kind of securities to which holders of our common stock will be entitled under the transaction.

        The Stock Option and Compensation Plan for Non-Employee Directors will terminate in June 2013, unless our Board of Directors terminates it sooner.

        On March 5, 2007, our Board of Directors amended the Stock Option and Compensation Plan for Non-Employee Directors to eliminate the annual option grants to non-employee directors and to increase the quarterly cash compensation for non-employee directors from $15,000 to $27,500. The amendment was effective commencing with the second quarter of 2007. On October 12, 2007, our Board of Directors further amended the plan to eliminate the initial option grant to non-employee directors.

Director Compensation Table

        The following table provides compensation information for the one year period ended December 31, 2007 for each member of our Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
A. Clinton Allen	$134,500	—	—	—	—	—		$134,500
Robert M. Devlin	$109,500	—	—	—	—	—		$109,500
Donald F. Flynn	$122,500	—	—	—	—	—		$122,500
Ronald G. Foster	$24,247	—	—	—	—	—		$24,247
Joseph M. Holsten(2)	$25,000	—	—	—	—	—		$25,000
Richard L. Keister	$24,247	—	—	—	—	$43,384	(3)	$67,631
Paul M. Meister	$109,500	—	—	—	—	—		$109,500
John F. O'Brien	$109,500	—	—	—	—	—		$109,500
William M. Webster IV	$103,500	—	—	—	—	—		$103,500

(1)
No options were awarded to directors in 2007 (other than to Mr. Holsten in his capacity as our President and Chief Executive Officer). At December 31, 2007, the aggregate number of option awards outstanding for each non-employee director was as follows: A. Clinton Allen, 240,000; Robert M. Devlin, 240,000; Donald F. Flynn, 1,040,000; Ronald G. Foster, 0; Richard L. Keister, 0; Paul M. Meister, 240,000; John F. O'Brien, 80,000; William M. Webster IV, 240,000.

(2)
See the Summary Compensation Table for additional disclosure related to Joseph M. Holsten, who also is an Executive Officer of the Company.

(3)
The amount disclosed for Mr. Keister does not include severance payments made to him as a result of his termination of employment with Keystone following our acquisition of Keystone. Mr. Keister's severance arrangements were disclosed in Keystone's Proxy Statement dated September 5, 2007 and are described in "Certain Transactions." The amount disclosed for Mr. Keister includes his compensation as an employee from the date of our acquisition of Keystone (October 12, 2007) until the date of his termination as an employee (November 3, 2007) and includes fees paid to Mr. Keister for consulting services he performed for us in 2007 following his termination of employment.

Meetings and Committees of the Board

        Our Board of Directors has four standing committees. They are the Executive Committee, the Audit Committee, the Compensation Committee and the Governance/Nominating Committee. The functions and membership of each committee are described below.

        Executive Committee.    The Executive Committee, which is composed of Messrs. Allen, Flynn and Holsten, has the same powers and authority as the Board of Directors in connection with acquisitions by us involving no more than $25 million of consideration per acquisition and in connection with other matters as delegated by the Board of Directors.

        Audit Committee.    The Audit Committee's functions include selecting our independent registered public accounting firm; reviewing the arrangements for, and scope of, the independent registered public accounting firm's examination of our financial statements; meeting with the independent registered public accounting firm and certain of our officers to review the adequacy and appropriateness of our system of internal control and reporting, our critical accounting policies, and our public financial disclosures; ensuring compliance with our codes of ethics; and performing any other duties or functions deemed appropriate by the Board of Directors.

        Messrs. Allen, Meister and O'Brien are currently the members of the Audit Committee. All of the Audit Committee members satisfy the independence, financial literacy, and expertise requirements of the rules of NASDAQ. Our Board of Directors has determined that Mr. Meister satisfies the requirements for an "audit committee financial expert" under the rules and regulations of the Securities and Exchange Commission. The Audit Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com.

        Compensation Committee.    The Compensation Committee is responsible for establishing and making recommendations to the Board of Directors regarding compensation to be paid to our executive officers and is responsible for the administration and interpretation of, and the granting of awards under, our equity-based incentive plans. Messrs. Allen, Devlin and O'Brien, who are all independent as defined in NASDAQ's listing standards, are currently the members of the Compensation Committee. The Compensation Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com.

        The compensation of our executive officers is determined through a process involving our Chairman of the Board, our Chief Executive Officer and our Compensation Committee. Our Chairman of the Board typically determines the proposed compensation of certain of our executive officers, including our Chief Executive Officer and our Chief Financial Officer. Our Chief Executive Officer typically determines the proposed compensation of the remaining executive officers.

        The Compensation Committee holds a meeting near the beginning of each calendar year to consider the proposed compensation amounts for that year and make final determinations. The executive officers are not present during the deliberations and final decisions by the Compensation Committee concerning executive compensation (except for the General Counsel who serves as the secretary of the meeting).

        Governance/Nominating Committee.    The Governance/Nominating Committee is responsible for developing policies and processes designed to provide for effective and efficient governance by the Board of Directors and for identifying qualified individuals and nominating such individuals for membership on the Board of Directors and its committees. Messrs. Devlin, Meister and Webster, all of whom are independent as defined in NASDAQ's listing standards, are currently the members of the Governance/Nominating Committee.

        The Governance/Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders and will apply the same evaluation to such recommendations submitted by stockholders as to recommendations submitted by any other person or entity. The Governance/Nominating Committee operates under a written charter, which is available on our corporate website at www.lkqcorp.com. The charter includes a statement of the competencies and personal attributes of nominees to the Board of Directors to be used as a guideline in connection with their evaluation. Stockholders who wish the Governance/Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Governance/Nominating Committee in care of the Secretary of the Company at the Company's principal executive offices, as described in the section below entitled "Submitting Your Proposals for the 2009 Annual Meeting."

        Meetings and Attendance.    In 2007, our Board of Directors held ten meetings and acted nine times by written consent. In 2007, the Executive Committee held two meetings and acted three times by written consent; the Audit Committee held nine meetings and acted seven times by written consent; the Compensation Committee held three meetings and acted four times by written consent; and the Governance/Nominating Committee held five meetings and acted one time by written consent. Each of our incumbent directors participated in at least 75% of the aggregate of all Board meetings and all meetings of Board committees on which such person served during 2007.

        We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders, although we encourage our directors to attend these meetings. All of the persons who were directors at the time attended our annual meeting of stockholders in May 2007.

Stockholder Communications with the Board of Directors

        Stockholders desiring to contact the Board of Directors or any committee of the Board should address the communication to LKQ Corporation, 120 North LaSalle Street, Suite 3300, Chicago, Illinois 60602, Attention: Secretary, with a request to forward the communication to the intended recipient. All such communications will be forwarded unopened.

Report of the Audit Committee

        The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's implementation of LKQ's financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed with management and Deloitte & Touche, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2007. As part of this process, following the acquisition of Keystone in October 2007, the Audit Committee, Deloitte & Touche and management met in December 2007 to discuss and plan for the inclusion of Keystone's financial information in our 2007 audited financial statements. Management is responsible for those financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

        The Audit Committee met privately with Deloitte & Touche and discussed issues of significance, including those required by Statements on Auditing Standards No. 61 and No. 90 (Communications with Audit Committees). In addition, the Audit Committee received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1, and the Audit Committee has discussed with Deloitte & Touche its independence from LKQ and its management. The Audit Committee also considered whether the provision of non-audit services by Deloitte & Touche was compatible with maintaining Deloitte & Touche's independence.

        Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be filed with LKQ's Annual Report on Form 10-K for the year ended December 31, 2007.

        In compliance with the Sarbanes-Oxley Act of 2002, the Board of Directors has established procedures for the confidential reporting of employee concerns with regard to accounting controls and auditing matters. All members of the Audit Committee meet the independence standards established by NASDAQ.

By the Audit Committee: A. Clinton Allen Paul M. Meister John F. O'Brien

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee is currently composed of Messrs. Allen, Devlin and O'Brien. It determines the compensation of our Chief Executive Officer and of our other executive officers. None of Messrs. Allen, Devlin or O'Brien is an employee of the Company nor are they officers of any entity for which one of our executive officers served as a director or makes compensation decisions.

PROPOSAL NO. 2
APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Subject to stockholder ratification, the Audit Committee of our Board of Directors has selected the accounting firm of Deloitte & Touche to serve as our independent registered public accounting firm for 2008. Deloitte & Touche has served as our independent registered public accounting firm since July 1998 and also has provided non-audit services from time to time.

Audit Fees and Non-Audit Fees

        The following table summarizes the fees billed to us by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for audit and other services for the periods indicated.

	2006	2007
Audit Fees	$1,012,100	$1,507,458
Audit-Related Fees	1,500	373,840
Tax Fees	112,872	465,602
All Other Fees	0	71,944

	$1,126,472	$2,418,844

        For 2006, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly financial statements, the review of two registration statements we filed under the Securities Act, and the audit of management's assessment of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002. Tax services included federal and state tax compliance and research.

        For 2007, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly financial statements, and the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002. Audit-related services included assistance with acquisitions and review of filings under the Securities Act in connection with an offering of our common stock. Tax services included federal, state and foreign tax compliance research and planning. Other services included post-acquisition project management with regard to the Keystone acquisition.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee's policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm on a case-by-case basis. In making such determinations, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor's independence. All of the non-audit services provided by our independent registered public accounting firm in 2007 were pre-approved in accordance with this policy.

        Representatives of Deloitte & Touche will be available at the annual meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the annual meeting, although they will have the opportunity to do so.

We recommend that you vote "FOR" ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for 2008.

OTHER PROPOSALS

        We know of no matters to be brought before the annual meeting other than those described above. If any other business should properly come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        The Compensation Committee of our Board of Directors evaluates and determines the compensation of our executive officers. The Compensation Committee also authorizes equity incentive grants to our key employees. The current members of our Compensation Committee are A. Clinton Allen, Robert M. Devlin and John F. O'Brien. All of the members of the Compensation Committee are independent as defined in the rules of NASDAQ.

        In the past, the Compensation Committee had generally discussed each element of the previous year's compensation package of each of our executive officers as they were considering the compensation packages for the ensuing year. Starting with compensation decisions relating to the 2007 calendar year, the Compensation Committee began using formal tally sheets during its deliberations regarding executive officer compensation.

        The tally sheets included the following elements of compensation for each executive officer: the annual base salary for the last three years and the proposed annual base salary for the current year; the annual bonus award for the last three years and the estimated annual bonus award for the current year assuming that LKQ achieves its target financial results in the current year; the annual amount accrued by LKQ under its long-term incentive plan in previous years, and the amount that will be accrued in the current year assuming that LKQ reaches the maximum targets under the plan; the grant date present value of the stock options granted during the last three years and the stock options proposed to be granted in the current year, using the Black-Sholes option pricing model; the amount of matching contributions by LKQ under our 401(k) plans; the amount of life insurance and disability insurance premiums paid by us for the benefit of the executive officer; the amount of any perquisites or other compensation; and the total of all the foregoing.

        The Compensation Committee took into account the historical trend of each element of compensation and the total of all of the elements for each year in connection with its decisions about proposed compensation amounts. The Compensation Committee also has considered the limitation imposed by Section 162(m) of the Internal Revenue Code on our deduction for federal income tax purposes when making decisions about compensation. The Compensation Committee has used substantially the same compensation policies and considerations with respect to all of its named executive officers.

        We believe that our four main elements of compensation—base salary, annual bonus, long-term incentive awards, and equity incentive grants—together provide appropriate short-term and long-term motivation to our executive officers. Accordingly, we do not provide any material perquisites to, and have not entered into severance arrangements with, our executive officers. As of January 11, 2008 we entered into a consulting agreement with Mr. Holsten which is described under "Chief Executive Officer Compensation" on page 19 and the term of which commences upon his termination of employment with us.

        The Compensation Committee has the authority to procure the services of compensation consultants if it determines that such services are necessary or desirable. In October 2004, the Compensation Committee hired a compensation consultant to assess the compensation program for our named executive officers. In its analysis the consultant used compensation information of ten other companies that the consultant deemed comparable to us based primarily on industry, revenue and market capitalization characteristics. The ten comparable companies were: Aftermarket Technology Corp.; Copart, Inc.; The Greenbrier Companies; Insurance Auto Auctions, Inc.; Keystone Automotive Industries, Inc.; Littelfuse, Inc.; R&B, Inc.; Skyline Corporation; Standard Motor Products, Inc.; and Titan International, Inc. The consultant examined primarily the relative level of compensation of the executive officers of the subject companies and the relative mix of the different compensation components. The Compensation Committee used the information provided by the consultant to help make decisions regarding executive compensation in 2005. The compensation consultant has not done any other work for the Company, and the Compensation Committee has not utilized the services of any other compensation consultant.

Objectives of Our Compensation Programs

        Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent needed to achieve our corporate objectives in a highly competitive industry, and thereby increase stockholder value. It is our policy to provide incentives to the Company's senior management to achieve both short-term and long-term goals. To attain these goals, our policy is to provide a significant portion of executive compensation in the form of at-risk, incentive-based compensation. We believe that such a policy, which directly aligns the financial interests of management with the financial interests of our stockholders, provides the proper incentives to attract, motivate, reward and retain high quality management.

        The Compensation Committee has maintained this policy since we became a public company in October 2003 and believes that the policy has been and continues to be appropriate for a growing company like ours. The Compensation Committee will reevaluate this policy in the event that our growth profile changes over time or in the event that the Compensation Committee identifies other reasons that warrant a change of policy.

What Our Compensation Programs are Designed to Reward

        Our compensation programs are designed to reward the executive officers for the overall performance of our Company and the individual performance of each executive officer. Specifically, with respect to the overall performance of our Company, we use the growth of the following metrics to measure performance: revenue, consolidated earnings per share, and return on equity. With respect to individual performance of an executive officer, we analyze the growth of the performance metrics that most directly relate to such individual's area of responsibility and consider certain subjective factors, including the individual's interpersonal skills, level of motivation, and ability to resolve difficult situations.

        Stock price performance has not been used as a direct factor in determining executive officer compensation because the price of our common stock is subject to a variety of factors outside of the control of management. Stock price performance, however, ultimately affects the value of equity incentive awards held by executive officers, thus aligning their interests with those of other stockholders.

Elements of Our Compensation Programs, Why We Chose Each Element, and How We Determine the Amount of Each Element

        The elements of our compensation programs are base salaries, annual bonus awards, long term incentive awards, and equity incentive grants. We believe that this mix of compensation elements best achieves the objectives of our compensation programs. Specifically, the compensation elements provide incentives for several different time horizons.

        Base Compensation.    Base compensation provides immediate rewards because it is paid periodically throughout the year. The following factors are considered in connection with the base salary of each of the executive officers: base salaries of executive officers in similar positions at comparable companies; the contributions of the executive officers to the Company's development and growth; and the executive officer's experience, responsibilities and position within the Company. No specific corporate performance measures are considered with respect to base salaries.

        There is no specified list or procedure that the persons who consider these factors use to compile the information about comparable companies. They generally focus on compensation of executive officers at companies with similar revenue amounts and, when possible, at companies in similar industries. The list of comparable companies has typically included: Advance Auto Parts, Inc.; Autozone, Inc.; Copart, Inc.; Keystone Automotive Industries, Inc.; and The Pep Boys—Manny, Moe &

Jack. The persons who consider these factors get the information primarily from publicly-available sources, including filings under the securities laws. They use the information to establish the compensation of our executive officers at levels that are generally commensurate with the compensation of the executive officers at the comparable companies.

        Annual Bonus Awards.    Annual bonus awards provide incentives for superior performance over a one-year time horizon. Under our bonus program, each participant (including each of our executive officers) is eligible to receive a cash payment equal to a percentage of the participant's base salary. In 2007, these percentages ranged from 12% to 150% for our executive officers. The percentage of base salary ultimately paid is dependent on the achievement of specified levels of financial performance of the Company during a particular fiscal year. The bonus payment for our corporate-level executive officers, including Messrs. Holsten, Spears, Hanley and Casini, is based on the Company's consolidated earnings per share. The bonus payment for each of Messrs. Jones and Wagman is based on a combination of the revenue or pre-tax income of the aspects of our business that he oversees (weighted 80%) and consolidated earnings per share of the Company (weighted 20%). The target amounts for consolidated earnings per share and for revenue or pre-tax income of units of our business are determined through our budgeting process that includes growth rates for the Company as a whole and for each region and unit, all as approved by our Board of Directors. We establish growth rates and, consequently, target amounts at levels that we determine are relatively difficult for our executive officers to achieve. In 2007, the earnings per share target was a range of $0.465 (at which the minimum bonus would be earned) to $0.50 (at which the maximum bonus would be earned). In 2007, Messrs. Jones and Wagman were eligible for the portions of their bonuses attributable to revenue or pre-tax income targets if 90% to 110% of those targets were achieved. Each of Messrs. Holsten, Spears, Hanley and Casini earned his maximum potential bonus under this program for 2007. Each of Messrs. Jones and Wagman did not earn his maximum potential bonus under this program for 2007 due to the performance of certain of the aspects of our business that he oversaw.

        Long Term Incentive Awards.    On January 27, 2006, the Compensation Committee approved the LKQ Corporation Long Term Incentive Plan (LTIP) and approved performance awards under the LTIP to certain of our key employees (including each of our executive officers), subject to the approval of the LTIP by our stockholders. On May 8, 2006, our stockholders approved the LTIP. Long term incentive awards are designed to reward performance over a three-year period. The Compensation Committee administers the LTIP. Performance periods begin on January 1 and end on December 31 of the third calendar year thereafter. Performance awards are equal to the participant's base salary multiplied by an award percentage. The award percentage is determined by three components: the growth rate over the performance period of each of our earnings per share, our total revenue, and our return on equity. We determine for each participant the range of award percentages based on different growth scenarios of the components. We establish the growth scenarios at levels that we determine are relatively difficult for participants to achieve.

        One-half of any performance award achieved is payable promptly after the end of the applicable performance period. A participant must be an employee of the Company throughout the performance period to be eligible for the first 50% payment. The other half of the performance award is deferred and payable in three equal installments on each one year anniversary of the end of the performance period over a total of three years. A participant must be an employee of the Company on each such anniversary date to be eligible for the respective deferred payment, unless the participant is not an employee as a result of death, total disability or normal retirement at age 65, in which case the participant (or his or her estate) will be entitled to all of the deferred payments upon such death, disability or retirement. Interest on the deferred portion of the performance award will accrue at the prime rate and be payable to the participant at the same time as the deferred installments are paid.

        The performance awards for the three year performance period ending on December 31, 2008 range from 70% to 275% of base salary for our executive officers. The target range of the three components of these awards for the period commencing January 1, 2006 and ending December 31, 2008 is a 45% to 60% growth rate for each of earnings per share and revenue, and a 210 basis points to 300 basis points increase for return on equity. We weighted each of the three components of these awards as follows: 41.67% for earnings per share growth; 41.67% for revenue growth; and 16.66% for return on equity growth. Higher percentages were assigned to earnings per share growth and revenue growth because they were considered relatively more important measures of the success of our Company. The Summary Compensation Table on page 21 sets forth under the column entitled "Non-Equity Incentive Plan Compensation" the amounts accrued by us under the LTIP for the first and second year of the three-year performance period ending on December 31, 2008 with respect to our named executive officers.

        Equity Incentive Grants.    Stock options and restricted stock provide incentives over the longest time horizon, with most of our options and all of our restricted stock having five-year vesting schedules. We have two equity compensation plans under which we have issued common stock to our employees, including our executive officers: the 1998 Equity Incentive Plan and the CEO Equity Incentive Plan.

        On February 13, 1998, our Board of Directors adopted and our stockholders approved the LKQ Corporation 1998 Equity Incentive Plan, which was subsequently amended in March 2002 and May and August 2005. The Compensation Committee administers the equity incentive plan. Under the equity incentive plan, the Compensation Committee may grant stock options, awards of restricted stock, stock appreciation rights, performance shares, and performance units. Awards may encompass a total of not more than 28,000,000 shares of common stock. Shares subject to awards granted under the equity incentive plan that are returned as payment for the exercise price or tax withholding amount relating to the award, or with respect to which awards expire or are forfeited or are paid in cash, would again be available for grant under the equity incentive plan.

        The Compensation Committee has the power to set the terms and conditions to which each award is subject, including the times at which it is exercisable, except that: (i) the exercise price may not be less than the fair market value of the common stock on the date the award is granted; (ii) the period of restriction for restricted stock must be a minimum of one year for performance-based awards and a minimum of three years for non-performance-based awards; and (iii) the performance period for performance shares and performance units must be a minimum of one year.

        Upon a change in control, awards under the equity incentive plan become immediately exercisable, restrictions thereon lapse, and maximum payout opportunities are deemed earned, as the case may be, as of the effective date of the change in control. The Board of Directors may amend or terminate the equity incentive plan in whole or in part at any time, subject to applicable law, rule, or regulation; provided, however, that the Board may not, without stockholder approval, (i) materially increase the benefits accruing to participants, (ii) materially increase the number of securities that may be issued under the equity incentive plan, or (iii) materially modify the requirements for participation in the equity incentive plan. No amendment, modification, or termination of the equity incentive plan can adversely affect in any material way any award previously granted, without the written consent of the participant holding such award.

        The CEO Equity Incentive Plan was adopted on November 2, 1998 with terms substantially the same as the 1998 Equity Incentive Plan, except that the exercise price of options granted under the CEO Plan may be less than the fair market value of our common stock on the date the option is granted. There were 700,000 shares available for grant under the CEO Plan, and on November 2, 1998 all 700,000 shares were granted to our Chief Executive Officer with an exercise price of $2.50 per share when options under the 1998 Equity Incentive Plan were granted with an exercise price of $3.125 per share. The difference between the fair market value and the option exercise price was recorded as deferred compensation and was charged against operating income over the five-year vesting period of the option. The CEO Plan was not approved by our stockholders.

        We grant stock options generally to executive officers and other key employees upon their commencement of employment, in some cases upon their promotion, and annually near the beginning of each year. In January 2008, we granted restricted stock for the first time, including to all of our executive officers. Currently, there is no discretion with respect to the date of the grants. The annual grants are made on the second Friday of January each year. Other grants for new hires or promotions are made on the first day of the month following the month of the hire or promotion.

        When making grants, we consider factors specific to each employee such as salary, position and responsibilities. We also consider factors such as the rate of the Company's development and growth. In addition, we determine the amount of dilution that we believe would be generally acceptable to our stockholders and correspondingly limit the aggregate number of options granted each year. Option grants typically are recommended by management. The table entitled Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2007 on page 22 sets forth under the column "All Other Option Awards: Number of Securities Underlying Options" the grants made in 2007 under the 1998 Equity Incentive Plan to our named executive officers.

Retirement Plans

        We have a 401(k) plan covering substantially all of our employees, including our executive officers, who have been employed for at least six months. The 401(k) plan allows participants to defer their salary in amounts up to the statutory limit each year. We currently make matching contributions equal to 50% of the portion of the participant's contributions that does not exceed 6% of the participant's salary. We may, at our sole discretion, make annual profit-sharing contributions on behalf of participants. Each participant is fully vested in such participant's contributions and any earnings they generate. Each 401(k) participant becomes vested in our matching contributions, and any earnings they generate, in the amounts of 50%, 75% and 100% after two, three and four years of service, respectively. Each participant becomes vested in our profit sharing contributions, if any, and any earnings they generate, in the amounts of 25%, 50%, 75% and 100% after one, two, three and four years of service, respectively. Keystone Automotive Industries, Inc., which we acquired in October 2007, has its own 401(k) plan that is similar to ours. We intend to merge the Keystone 401(k) plan into our 401(k) plan in 2008. None of our executive officers currently participate in the Keystone 401(k) plan.

        We also have two plans that supplement the 401(k) plan for highly compensated employees, or HCEs. The first supplemental plan was adopted in August 1999. In October 2004, Congress passed a law requiring certain changes to these types of plans. In March 2005, we adopted a second supplemental plan (effective as of January 1, 2005). The second supplemental plan is substantially similar to the first plan, except for changes designed to comply with the 2004 law, which relate to the timing and form of payments under the plan. The first supplemental plan remains in effect for contributions made prior to December 31, 2004. The second supplemental plan applies to contributions commencing as of January 1, 2005.

        All of our executive officers are HCEs. The tax laws impose a maximum percentage of salary that can be contributed each year by HCEs to our 401(k) plan depending on the participation level of non-HCEs. We adopted the supplemental plans to provide an alternative retirement plan for the HCEs when the participation level of non-HCEs restricts the amount the HCEs would otherwise have contributed to the 401(k) plan. The supplemental plans operate similarly to the 401(k) plan except that contributions by HCEs to the supplemental plans are not subject to the statutory maximum percentage. Each participant in the supplemental plans is subject to a maximum annual contribution of 50% of the participant's salary and commissions (if any), subject to a maximum amount of $50,000, and 100% of bonuses and long term incentive awards. Each quarter we transfer from the supplemental plans to the 401(k) plan, on behalf of each HCE who so elects, the maximum amount that could have been contributed directly to the 401(k) plan. The balance remaining in each HCE's account in the supplemental plans is a general asset of ours, and in the event of our insolvency, the HCE would be a general, unsecured creditor with respect to such amount.

Potential Payments Upon Termination or Change-in-Control

        Upon a change in control, the terms of our equity incentive plan provide that options would become immediately exercisable and restricted stock would become fully vested. If a change in control occurred on December 31, 2007, the value of the options that would become exercisable for each of our named executive officers (measured by the amount that the market value of LKQ common stock on the last trading day in 2007 ($21.02) exceeded each option's exercise price) was: $3,540,096 for Joseph M. Holsten; $2,041,911 for Mark T. Spears; $1,440,821 for Walter P. Hanley; $1,022,239 for Victor M. Casini; $632,903 for Steven H. Jones; and $743,824 for Robert L. Wagman.

        Other than as described above, we do not have any pension, change in control, severance or other post-termination plans or arrangements, except the consulting agreement with Mr. Holsten described below under "Chief Executive Officer Compensation."

Impact of Regulatory Requirements

        Section 162(m) of the Internal Revenue Code limits the deduction for federal income tax purposes of certain compensation paid in any year by a publicly-held corporation to its chief executive officer and its four other highest compensated officers to $1 million per executive (the "$1 million cap"). The $1 million cap does not apply to "performance-based" compensation plans as defined under Section 162(m). We believe that the Company's stock option plans (other than the CEO Equity Incentive Plan) qualify as "performance-based" plans that are not subject to the $1 million cap. The CEO Equity Incentive Plan qualifies under an exemption from the $1 million cap for plans that existed prior to a company becoming publicly held. Any amounts paid to our executive officers under our Long Term Incentive Plan would also be exempt from the $1 million cap because the Long Term Incentive Plan was approved by our stockholders at our 2006 Annual Meeting. The sum of the 2007 base salary and 2007 bonus (paid in the first quarter of 2008) of our Chief Executive Officer exceeded the $1 million cap by $375,000. The compensation that is subject to the $1 million cap paid to our other executive officers did not exceed the cap in 2007. The compensation that is subject to the $1 million cap paid to our executive officers is not expected to exceed the $1 million cap in 2008, except in the case of our Chief Executive Officer, depending on the amount of bonus achieved by him. Although the Compensation Committee takes into consideration Section 162(m) when making decisions about executive compensation, there is no formal policy regarding the $1 million cap and the compensation of our executive officers.

        Effective commencing as of January 1, 2006, we are required to use the fair-value method of accounting for stock-based employee compensation, including our stock options and restricted stock. We have historically accounted for stock-based employee compensation under the intrinsic value method, which generally has not required the recognition of compensation expense for stock options or restricted stock. We are now required to recognize compensation expense with respect to all stock options or restricted stock granted or modified after January 1, 2006 and all unvested stock options as of January 1, 2006 that were issued subsequent to our initial public offering in October 2003. As a result of these new accounting rules, since 2006 we have generally granted fewer stock-based awards than have been granted in previous years, and we are likely to continue to grant relatively fewer such equity awards in the future.

Chief Executive Officer Compensation

        Joseph M. Holsten joined us as our President and Chief Executive Officer in November 1998 shortly after we commenced operations. We believe that Mr. Holsten's experience, dedication and industry knowledge have been important to the ongoing growth of our Company. Mr. Holsten's annual compensation, including base salary, bonus potential, long term incentive award and stock option awards, was determined for 2007 using substantially the same criteria that were used to determine the compensation of other executive officers. Mr. Holsten's base salary for 2007 was $550,000. Based on the Company's consolidated earnings per share in 2007, Mr. Holsten received a bonus payment in March 2008 of $825,000, which was the maximum bonus award he could have received.

        In January 2006, Mr. Holsten became a participant in our Long Term Incentive Plan. Depending upon the financial performance of the Company during the three year period ending December 31, 2008, Mr. Holsten may be entitled to a cash payment under the plan equal to as much as 2.75 times his base salary as of December 31, 2008. Any such payment would be made to Mr. Holsten 50% when the award is determined (in early 2009) and 50% over the succeeding three years in equal installments. Mr. Holsten must be employed by us at the time of such payments to receive them (subject to certain exceptions relating to death, disability or normal retirement).

        Mr. Holsten received in 2007 options to purchase 100,000 shares of our common stock. As of December 31, 2007, Mr. Holsten held options to purchase a total of 1,274,000 shares, of which 1,038,440 were exercisable. The value of the options to purchase the 1,038,440 shares, measured by the amount that the market value of LKQ common stock on the last trading day in 2007 ($21.02) exceeded each option's exercise price, was $17,342,149.

        In 2007, Mr. Holsten did not receive any grants of restricted stock or performance shares, any material perquisites, any deferred compensation (other than pursuant to our retirement plans), or any reimbursements for the payment of taxes. Mr. Holsten currently is not entitled to any cash severance payment upon a change in control or upon his termination of employment. In our view, Mr. Holsten's total compensation for 2007 properly reflected the Company's performance and his performance, and was in proper proportion to the compensation of our other executive officers.

        We entered into a Consulting Agreement as of January 11, 2008 with Mr. Holsten. The term of the Consulting Agreement commences on the date that Mr. Holsten ceases to be employed by us and ends five years thereafter, unless the agreement is earlier terminated by Mr. Holsten for any reason or by us for cause. The compensation to Mr. Holsten during the term will be $200,000 annually.

Compensation Committee Report

        We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company's 2008 Annual Shareholder Meeting Schedule 14A Proxy Statement, to be filed pursuant to Section 14(a) of the Exchange Act (the "Proxy Statement"). Based on the review and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Compensation Committee

A. Clinton Allen
John F. O'Brien
Robert M. Devlin

COMPENSATION TABLES

Summary Compensation Table

        The following table includes information concerning compensation for the two year period ended December 31, 2007 paid to our Chief Executive Officer, our Chief Financial Officer and our four other highest compensated executive officers ("NEOs").

Name and Principal Position	Year	Salary(1)	Bonus(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Joseph M. Holsten President and Chief Executive Officer	2007 2006	$550,000 500,000	$825,000 750,000	$232,810 140,933	$487,266 406,484	$40,183 39,980	$2,135,259 1,837,397
Mark T. Spears Executive Vice President and Chief Financial Officer	2007 2006	$370,000 345,000	$370,000 345,000	$132,785 86,846	$276,406 248,594	$13,658 12,684	$1,162,849 1,038,124
Walter P. Hanley Senior Vice President, Development and Associate General Counsel	2007 2006	$245,000 220,000	$122,500 110,022	$125,644 78,489	$143,312 131,688	$9,289 8,838	$645,745 549,037
Victor M. Casini Senior Vice President, General Counsel and Secretary	2007 2006	$210,000 192,500	$63,000 57,750	$73,119 45,556	$224,625 112,875	$8,664 9,574	$579,408 418,255
Steven H. Jones Vice President—West Region, Northwest District, and Core Operations	2007 2006	$250,000 250,000	$87,500 125,000	$43,981 24,998	$94,219 100,781	$10,086 9,574	$485,786 510,353
Robert L. Wagman Vice President—Insurance Services and Aftermarket Operations	2007 2006	$210,000 190,000	$73,500 67,450	61,567 24,998	$121,594 84,656	$8,662 2,325	$475,323 369,429

(1)
The base compensation of our executive officers is discussed beginning on page 15.

(2)
Our bonus awards are discussed on page 16.

(3)
The amounts were calculated in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123R, "Share-based Payments" and represent amounts included as expense in the Company's Consolidated Statements of Income for the years ended December 31, 2007 and 2006, respectively. See note 2 of the consolidated financial statements in the Company's Annual Report for the year ended December 31, 2007 regarding assumptions underlying the valuation of equity awards. Our Equity Incentive Plan is discussed beginning on page 17.

(4)
The amounts equal the amount accrued by us under our Long Term Incentive Plan with respect to each NEO for the second and first year, respectively, of the three-year performance period ending on December 31, 2008 assuming that the maximum performance goals will be met. We will not know whether the performance goals are met until the end of the performance period because the goals are based on the three year performance of the Company. Our Long Term Incentive Plan is discussed beginning on page 16.

(5)
The amounts include Company matching contributions under our retirement plans, the amount of life insurance premiums paid by us for the benefit of the NEOs, and the amount we pay to the NEOs as reimbursement for their payment of the premiums for disability insurance. The amounts for each NEO for each such category of compensation are set forth in the table below. Mr. Holsten's amount also includes the $25,000 he received in each of 2007 and 2006 for serving on the Executive Committee of our Board of Directors.

Name	Retirement Plans	Life Insurance Premiums	Disability Insurance Premiums
Joseph M. Holsten	$12,613	$2,016	$554
Mark T. Spears	$11,088	$2,016	$554
Walter P. Hanley	$6,719	$2,016	$554
Victor M. Casini	$6,296	$1,814	$554
Steven H. Jones	$7,516	$12,016	$554
Robert L. Wagman	$6,294	$1,814	$554

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2007

        The following table sets forth information regarding plan-based awards granted by us to the NEOs during the last fiscal year.

								All Other Stock Awards: Number of Shares of Stock or Units				Grant Date Fair Value of Stock and Option Awards(1)
									All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date
		Threshold	Target	Maximum	Threshold	Target	Maximum
Joseph M. Holsten	01/12/07	—	—	—	—	—	—	—	100,000		$10.0575		$475,000
Mark T. Spears	01/12/07	—	—	—	—	—	—	—	50,000		$10.0575		$237,500
Walter P. Hanley	01/12/07	—	—	—	—	—	—	—	50,000		$10.0575		$237,500
Victor M. Casini	01/12/07	—	—	—	—	—	—	—	30,000		$10.0575		$142,500
Steven H. Jones	01/12/07	—	—	—	—	—	—	—	20,000		$10.0575		$95,000
Robert L. Wagman	01/12/07 11/01/07	— —	— —	— —	— —	— —	— —	— —	20,000 60,000	$ $	10.0575 18.87	$ $	95,000 534,900

(1)
The amounts were calculated in accordance with SFAS 123R.

Outstanding Equity Awards at Fiscal Year-End for Fiscal Year Ended December 31, 2007

        The following table sets forth information regarding the status of existing equity awards held by the NEOs.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Joseph M. Holsten	— — 684,000 144,440 200,000 10,000	30,000 60,000 — 55,560 — 90,000	—	$ $ $ $ $ $	2.1875 3.25 4.165 4.42 4.49 10.0575	01/14/13 10/02/13 01/28/15 01/14/15 01/09/14 01/12/17	—	—	—	—
Mark T. Spears	— 160,000 364,000 200,000 348,000 72,220 100,000 5,000	20,000 40,000 — — — 27,780 — 45,000	—	$ $ $ $ $ $ $ $	2.1875 3.25 3.75 3.75 4.165 4.42 4.49 10.0575	01/14/13 10/02/13 07/27/09 01/12/10 01/28/15 01/14/15 01/09/14 01/12/17	—	—	—	—
Walter P. Hanley	20,000 10,000 84,000 43,332 60,000 12,000 5,000	— 20,000 — 16,668 — 28,000 45,000	—	$ $ $ $ $ $ $	2.00 3.25 4.165 4.42 4.49 9.755 10.0575	12/01/12 10/02/13 01/28/15 01/14/15 01/09/14 01/13/16 01/12/17	—	—	—	—
Victor M. Casini	50,000 85,000 45,000 20,000 80,000 100,000 84,000 43,332 60,000 3,000	— — 5,000 — 20,000 — — 16,668 — 27,000	—	$ $ $ $ $ $ $ $ $ $	0.75 2.00 2.1875 3.125 3.25 3.75 4.165 4.42 4.49 10.0575	01/22/11 03/06/12 01/14/13 01/04/09 10/02/13 01/12/10 01/28/15 01/14/15 01/09/14 01/12/17	—	—	—	—
Steven H. Jones	9,600 — 28,888 40,000 6,000 2,000	— 4,960 11,112 — 14,000 18,000	—	$ $ $ $ $ $	2.00 2.1875 4.42 4.49 9.755 10.0575	03/06/12 01/14/13 01/14/15 01/09/14 01/13/16 01/12/17	—	—	—	—
Robert L. Wagman	— 28,888 16,000 6,000 2,000 —	4,000 11,112 — 14,000 18,000 60,000	—	$ $ $ $ $ $	2.1875 4.42 4.49 9.755 10.0575 18.87	01/14/13 01/14/15 01/09/14 01/13/16 01/12/17 11/01/17	—	—	—	—

(1)
The grant date of each of the options was ten years prior to the expiration date. Each of the options becomes exercisable with respect to 10% of the number of shares subject to the option on each six month anniversary of the grant date over a total of five years, except (a) with respect to the options with an expiration date of January 14, 2015, in which case the vesting schedule is June 14, 2005 with respect to 50% of the number of shares subject to such option and, with respect to an additional 5.555% of the number of shares subject to such option, January 14, 2006 and each six month anniversary thereafter until January 14, 2010; (b) with respect to the options with an expiration date of January 9, 2014, in which case the vesting schedule was amended in January 2005 to make all unvested shares subject to the options exercisable on January 10, 2005; and (c) with respect to the options with an expiration date of January 28, 2015, in which case all of such options were immediately exercisable.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2007

        The following table sets forth information regarding the exercise of stock options by the NEOs during the last fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Joseph M. Holsten	915,000	$10,802,906	—	—
Mark T. Spears	400,000	$5,283,250	—	—
Walter P. Hanley	150,000	$2,329,819	—	—
Victor M. Casini	120,000	$1,973,303	—	—
Steven H. Jones	44,640	$531,861	—	—
Robert L. Wagman	73,000	$1,163,258	—	—

Nonqualified Deferred Compensation

        The following table sets forth information regarding the accounts of the NEOs in the retirement plans that supplement our 401(k) plan. These supplemental plans are discussed on page 18.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions(2)	Aggregate Balance at Last FYE
Joseph M. Holsten	$50,000	$12,613	$44,837	$22,250	$605,362
Mark T. Spears	$36,959	$11,088	$19,911	$22,712	$289,631
Walter P. Hanley	$50,000	$6,719	$12,530	$17,912	$144,052
Victor M. Casini	$41,976	$6,296	$1,270	$15,438	$91,629
Steven H. Jones	$39,433	$7,516	$3,959	$18,792	$60,647
Robert L. Wagman	$18,881	$6,294	$4,038	$15,387	$47,210

(1)
These amounts were also reported in the Summary Compensation Table under the column entitled "All Other Compensation."

(2)
These amounts represent the transfers on behalf of the NEOs from the supplemental plans to our 401(k) plan that are permitted by the tax laws.

OTHER INFORMATION

Principal Stockholders

        The following table sets forth, as of March 17, 2008, certain information regarding the beneficial ownership of our common stock by:

  •
  each person known by us to be the beneficial owner of 5% or more of the outstanding common stock (based solely on a review of filings on Schedule 13G with the Securities and Exchange Commission);

  •
  each of our nominees, directors and named executive officers; and

  •
  all of our directors and executive officers as a group.

	Shares Beneficially Owned(2)
Name and Address of Beneficial Owner(1)
	Number	Percent
Munder Capital Management c/o Munder Capital Center 480 Pierce Street Birmingham, MI 48009	6,851,893	5.1
A. Clinton Allen(3)	472,000	*
Robert M. Devlin	440,000	*
Donald F. Flynn(4)	6,014,008	4.4
Kevin F. Flynn (5)	1,118,211	*
Ronald G. Foster	—	—
Richard L. Keister	—	—
Paul M. Meister(6)	730,508	*
John F. O'Brien	280,000	*
William M. Webster, IV(7)	460,000	*
Joseph M. Holsten	1,561,550	1.1
Mark T. Spears	1,564,775	1.1
Walter P. Hanley	321,665	*
Victor M. Casini	668,333	*
Steven H. Jones	283,546	*
Robert L. Wagman	89,110
All directors and executive officers as a group (14 persons)	12,907,971	9.2

*
Represents less than 1% of our outstanding common stock.

(1)
Unless otherwise specified, the address of each such person is c/o LKQ Corporation, 120 North LaSalle Street, Suite 3300, Chicago, Illinois 60602.

(2)
Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes. The numbers and percentages of shares owned by the persons or group of persons in this table assume in each case that currently outstanding stock options or warrants covering shares of common stock of the Company that were exercisable within 60 days of March 17, 2008 had been exercised by that person or group as follows: A. Clinton Allen—240,000; Robert M. Devlin—240,000; Donald F. Flynn—1,040,000; Kevin F. Flynn—0; Ronald G. Foster—0; Richard L. Keister—0; Paul M. Meister—240,000; John F. O'Brien—80,000; William M. Webster, IV—240,000;

  Joseph M. Holsten—1,044,550; Mark T. Spears—1,299,775; Walter P. Hanley—256,665; Victor M. Casini—571,665; Steven H. Jones—97,670; Robert L. Wagman—69,110; and all directors and executive officers as a group—5,491,787.

(3)
Includes 4,000 shares held by an IRA, of which Mr. Allen is the beneficiary, and 28,000 shares owned by Mr. Allen's wife.

(4)
Includes 5,224,008 shares owned by DNB, L.P., a Delaware limited partnership wholly-owned by Mr. Flynn. The shares held by DNB, L.P. represent 3.86% of the shares of common stock currently outstanding. Of these shares, 2,206,448 are pledged as security to financial institutions.

(5)
All of the shares are owned by the Kevin F. Flynn June, 1992 Non-Exempt Trust, of which Mr. Flynn is the trustee and beneficiary, and all of such shares are pledged as security to financial institutions.

(6)
Of these shares, 238,206 are pledged as security to a financial institution.

(7)
Includes 40,000 shares owned by trusts of which Mr. Webster's minor son is the beneficiary.

Certain Transactions

        The Audit Committee charter specifies that the Audit Committee's responsibilities include the review and approval of all transactions between us and any persons affiliated with us that would be required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission. We have entered into the following related party transactions. Such transactions had been approved by our Board of Directors or a committee thereof when they commenced. However, except for the transaction with Emerald Ventures, Inc., the Audit Committee did not review or approve such transactions in 2007 because there were no material changes to such transactions in 2007. We believe that such transactions are on terms no less favorable to us than otherwise could have been obtained from unaffiliated parties.

        Facilities Leases.    We lease various properties where our facilities operate. Three of those properties are owned by affiliates of Leonard A. Damron, our Senior Vice President—Southeast Region. Our subsidiaries lease properties from these affiliates of Mr. Damron in Crystal River, Florida; Melbourne, Florida; and Jenkinsburg, Georgia. The aggregate annual rent under these three leases was approximately $793,020 in 2007. Each of these leases was negotiated in 1998 on an arms-length basis in connection with our acquisition of Mr. Damron's business.

        Related Party Employees.    During fiscal year 2007, Casey L. Damron and M. Chad Damron, sons of Leonard A. Damron, our Senior Vice President—Southeast Region, were employed by us as a Plant Manager—Sales & Marketing and a Plant Manager—Operations, respectively. Casey L. Damron was paid an aggregate salary (including bonus and amounts paid as matching contributions under our retirement plans) of $145,501 for his services during the year, and M. Chad Damron was paid an aggregate salary (including bonus and amounts paid as matching contributions under our retirement plans) of $142,411 for his services during the year. Both Casey L. Damron and M. Chad Damron participate in a nonqualified retirement plan for certain employees of one of our subsidiaries that we agreed to continue when the subsidiary was acquired. We fund the plan through premium payments on life insurance policies that we own and maintain to meet the obligations under the plan. Todd D. Willen, brother of H. Bradley Willen, our Vice President—Midwest Region, was employed by us as a Plant Manager during 2007 and was paid an aggregate salary (including bonus and amounts paid as matching contributions under our retirement plans) of $290,343 for his services during the year.

        Emerald Ventures, Inc.    Emerald Ventures, Inc., a private investment holding and financial advisory company, provided advisory services and assistance to us in connection with the new credit facility that we entered into in October 2007 in connection with the acquisition of Keystone. Emerald Ventures is wholly-owned by Kevin F. Flynn, a nominee for our board of directors and the son of our Chairman of the Board, Donald F. Flynn. We paid Emerald Ventures $375,000 for its services in 2007. Emerald Ventures subleases office space from us at our headquarters in Chicago, Illinois on substantially the same terms as our lease with the owner of the building. The total amount paid to us pursuant to this sublease arrangement was approximately $54,200 in 2007.

        Severance Payments to Richard L. Keister.    Pursuant to the terms of a separation agreement with Keystone, Mr. Keister received in 2007 and will receive in 2008 severance related payments from us as a result of his termination of employment with Keystone following our acquisition of Keystone in an aggregate amount of $9,796,095.

Solicitation of Proxies

        The Board of Directors will solicit your proxy by mail. Your proxy may also be solicited by our directors, officers or other employees personally or by mail, telephone, facsimile or otherwise. These persons will not be compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the proxy soliciting material to the beneficial owners of stock held of record by them. The entire cost of the solicitation by our Board of Directors will be borne by us.

Submitting Your Proposals for the 2009 Annual Meeting

        According to the rules of the Securities and Exchange Commission, if you want to submit a proposal for inclusion in the proxy material to be distributed by us in connection with our 2009 annual meeting of stockholders, you must do so no later than December 2, 2008. Your proposal should be submitted in writing to the Secretary of the Company at our principal executive offices. In addition, our bylaws require that in order for you to properly bring any business before any meeting of stockholders, including nominations for the election of directors, you must provide written notice, delivered to the Secretary of the Company at our principal executive offices, not less than 60 nor more than 90 days prior to the meeting date. In the event that we provide less than 70 days notice or prior public disclosure of the date of the meeting, your notice, in order to be timely, must be received by us not later than the close of business on the tenth day following the day on which we mailed our notice or gave other disclosure of the meeting date. Your notice must include your name and address as it appears on our records and the number of shares of our capital stock you beneficially own. In addition, (1) for proposals other than nominations for the election of directors, your notice must include a description of the business you want brought before the meeting, your reasons for conducting that business at the meeting, and any material interest you have in that business, and (2) for proposals relating to nominations of directors, your notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and any other person who owns more than 10% of our common stock, to file reports with the Securities and Exchange Commission regarding their ownership of the Company's stock and changes in such ownership. Based on our review of copies of these reports, we believe that during 2007 such persons have complied with their filing requirements, except that a grant on November 1, 2007 to Mr. Wagman of a stock option to purchase 60,000 shares of our common stock was reported one day late on November 6, 2007.

General

        It is important that your proxy be returned promptly. Whether or not you are able to attend the meeting, you are urged, regardless of the number of shares owned, to mark, date, sign and return without delay your proxy card in the enclosed addressed envelope.

By Order of the Board of Directors Victor M. Casini Senior Vice President, General Counsel and Secretary

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:	Mark Here for Address Change or Comments	☐

PLEASE SEE REVERSE SIDE

1.	Election of Directors —
Nominees:
01 A. Clinton Allen
02 Robert M. Devlin
	03 Donald F. Flynn		VOTE	FOR ALL
	04 Kevin F. Flynn	FOR	WITHHELD	EXCEPT
	05 Ronald G. Foster	☐	☐	☐
06 Joseph M. Holsten
07 Richard L. Keister
08 Paul M. Meister
09 John F. O’Brien and
10 William M. Webster, IV
(INSTRUCTION: To withhold your vote for any individual nominee, write that nominee’s name on the line provided below.)

2.	The ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants of LKQ Corporation for the fiscal year ending December 31, 2008.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

3.	With discretionary authority upon such other matters as may properly come before the Meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 1, 2008, and a copy of the Company’s 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and by filing this proxy with the Secretary of the Company, gives notice of such revocation.

Signature	Signature	Date

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.

LKQ CORPORATION

120 North LaSalle Street, Chicago, Illinois 60602

Annual Meeting of Stockholders on May 5, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder(s) of LKQ Corporation, a Delaware corporation, does (do) hereby constitute and appoint Victor M. Casini and Walter P. Hanley, and each of them, the true and lawful attorneys-in-fact of the undersigned with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Stockholders of said corporation to be held at 135 South LaSalle Street, 43rd Floor, Chicago, Illinois, on Monday, May 5, 2008 at 2:00 p.m., local time, and at any continuation or adjournment thereof, and to vote all the shares of LKQ Corporation that the undersigned is entitled to vote, as fully as the undersigned might or could do if personally present at the meeting.

     This proxy when properly executed will be voted in accordance with the specifications made by the undersigned stockholder. WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR THE NOMINEES SET FORTH BELOW, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP, AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your LKQ CORPORATION account online.

Access your LKQ Corporation stockholder account online via Investor ServiceDirect® (ISD).

LaSalle Bank, N.A., Transfer Agent for LKQ Corporation, now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.lasalleshareholderservices.com

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2008
LKQ CORPORATION PROXY STATEMENT ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2008
TABLE OF CONTENTS
INTRODUCTION
SHARES OUTSTANDING AND VOTING RIGHTS
PROPOSAL NO. 1 ELECTION OF OUR BOARD OF DIRECTORS
PROPOSAL NO. 2 APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER PROPOSALS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION TABLES
OTHER INFORMATION